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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 expected to be filed on or about September 30, 1996 pertaining to the Ingles Markets, Incorporated 1987 Employee Incentive Stock Option Plan and to the incorporation by reference therein of our report dated November 17, 1995, with respect to the consolidated financial statements and schedules of Ingles Markets, Incorporated included in its Annual Report (Form 10-K) for the year ended September 30, 1995, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP

Greenville, South Carolina
September 30, 1996





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